Exhibit 10.3.1

EMORANDUM OF AGREEMENT

Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated: 6th July 2007

ORIGINAL

First Suezmax Tanker Corporation, Majuro, Marshall Islands hereinafter called the Sellers, have agreed to sell, and **Double Hull Tankers Inc., or Nominee** 1 hereinafter called the Buyers, have agreed to buy 2

Name: **MT "BESIKTAS"** 3

Classification Society/Class: **American Bureau of Shipping (ABS)** 4

Built: **2001**	By: **HHI, S. Korea**	5
Flag: **Marshall Islands**	Place of Registration: **Majuro, Marshall Islands**	6
Call Sign: **TCBS**	Grt/Nrt: **82250/53432**	7
Register Number: **317**		8

hereinafter called the Vessel, on the following terms and conditions: 9

Definitions 10

Printed by BIMCO's idea

"Banking days" are days on which banks are open both in the country of the currency 11 stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8. 12

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, 13 a registered letter, telex, telefax or other modern form of written communication. 14

"Classification Society" or "Class" means the Society referred to in line 4. 15

1. Purchase Price USD 92,700,000 (ninety two million seven hundred thousand United States Dollars) in cash. 16

2. Deposit 17

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10 % 18
(ten per cent) of the Purchase Price within **three (3)** banking days from the date of this 19
Agreement. This deposit shall be placed with **Den Norske Bank (DNB) NOR, New York** 20 and held by them in a joint account for the Sellers and the Buyers, to be released in accordance 21 with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the 22
Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the 23
Buyers. 24

3. Payment 25

The said Purchase Price shall be paid in full free of bank charges to 26
OSG International Inc.,
C/O JP Morgan Chase Bank
New York ABA 021000021
Swift: CHASUS33
Account 232-1015113
on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect 27 physically ready for delivery in accordance with the terms and conditions of this Agreement and 28
Notice of Readiness has been given in accordance with Clause 5. 29

4. Inspections 30

a)* ~~The Buyers have inspected and accepted the Vessel's classification records.~~ The Buyers 31

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and the computer generated document.

32 have accepted the Vessel based on an inspection report commissioned by OSG Ship  33 Management Inc., carried out in Trieste, Italy during June 29-30, 2007 and the sale is outright and definite, subject only to the terms and conditions of this Agreement.   34 35 36 37 38 39 40 41 42 43 44 45 46 47 48  *   4 a) and 4b) are alternatives; delete whichever is not applicable.  In the absence of deletions,  49 alternative 4a) to apply.   50  5.  Notices, time and place of delivery   51  a)  The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall  52 provide the Buyers with 30, 20, 10, 5, 3 days, approximate, and 1 days definite notice of the 53 estimated time of arrival at the intended place of underwater inspection/delivery.  When the Vessel is at the place   54 of delivery and in every respect physically ready for delivery in accordance with this   55 Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.  56  b)  The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or   57 anchorage at/in US Gulf and Europe including Turkey.   58 in the Sellers’ option.   59  Expected time of delivery:  Between 1st November 2007 and 20th December 2007   60  Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14):  21st December 2007 in Buyers   61 option.  c)  If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the   62 Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in   63 writing stating the date when they anticipate that the Vessel will be ready for delivery and   64 propose a new cancelling date.  Upon receipt of such notification the Buyers shall have the   65 option of either cancelling this Agreement in accordance with Clause 14 within 7 running   66 days of receipt of the notice or of accepting the new date as the new cancelling date.  If the   67 Buyers have not declared their option within 7 running days of receipt of the Sellers’   68 notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification   69 shall be deemed to be the new cancelling date and shall be substituted for the cancelling   70 date stipulated in line 61.   71  If this Agreement is maintained with the new cancelling date all other terms and conditions   72 hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full   73 force and effect.  Cancellation or failure to cancel shall be entirely without prejudice to any   74 claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by   75 the original cancelling date.   76  d)  Should the Vessel become an actual, constructive or compromised total loss before delivery   77 the deposit together with interest earned shall be released immediately to the Buyers   78 whereafter this Agreement shall be null and void.   79  6.  Drydocking/Divers Inspection   80 81 82 83  This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply.  BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

84 85 86 87  b)** (i)  The Vessel is to be delivered without drydocking.  However, the Buyers shall   88 have the right at their expense to arrange for an underwater inspection by a diver approved   89 by the Classification Society prior to the delivery of the Vessel.  The Sellers shall at their  90 cost make the Vessel available for such inspection.  The extent of the inspection and the   91 conditions under which it is performed shall be to the satisfaction of the Classification   92 Society.  If the conditions at the port of delivery are unsuitable for such inspection, the   93 Sellers shall make the Vessel available at a suitable alternative place near to the delivery   94 port.   95.  (ii)  If the rudder, propeller, bottom or other underwater parts below the deepest load line   96 are found broken, damaged or defective so as to affect the Vessel’s class, then unless   97 repairs can be carried out afloat to the satisfaction of the Classification Society and in the   98 event that the Classification Society for such damage/s would impose a recommendation that would require the vessel to be repaired promptly and prior to her scheduled dry dock then, the Sellers Shall arrange for the Vessel to be drydocked at their expense for inspection by the   99 Classification Society of the Vessel’s underwater parts below the deepest load line, the   100 extent of the inspection being in accordance with the Classification Society’s rules.  If the   101 rudder, propeller, bottom or other underwater parts below the deepest load line are found   102 broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made   103 Good by the Sellers at their expense to the satisfaction of the Classification Society   104 without condition/recommendation*.   In such event the Sellers are to pay also for the cost of   105 the underwater inspection and the Classification Society’s attendance.   106  If however, in case of damage/s imposing a recommendation but the vessel is not required   107 to be dry docked before her next scheduled dry dock, then the vessel will not be dry docked/repaired but the Sellers shall pay to the Buyers the estimated cost to repair such damage/s in a way which is acceptable to the Classification Society and which shall be the direct cost of the repair for such damage only (so excluding dry dock fees).  This amount to be based on the average of two quotations given by two reputable independent repair yards in the delivery area as chosen and obtained one by the Sellers and one by the Buyers.  The amount as agreed shall be deducted from the balance of the purchase price at the time of delivery.  (iii)  If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel   108 to a port where suitable drydocking facilities are available, whether within or outside the   109 delivery range as per Clause 5 b).  Once drydocking has taken place the Sellers shall deliver   110 the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the   111 purpose of this Clause, become the new port of delivery.  In such event the cancelling date   112 provided for in Clause 5 b)) shall be extended by the additional time required for the   113 drydocking and extra steaming, but limited to a maximum of 14 running days.   114  c)  If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above   115  (i)  the Classification Society may require survey of the tailshaft system, the extent of   116 the survey being to the satisfaction of the Classification surveyor.  If such survey is not   117 required by the Classification Society, the Buyers shall have the right to require the tailshaft   118 to be drawn and surveyed by the Classification Society, the extent of the survey being in   119 accordance with the Classification Society’s rules for tailshaft survey and consistent with   120 the current stage of the Vessel’s survey cycle.  The Buyers shall declare whether they   121 require the tailshaft to be drawn and surveyed not later than by the completion of the   122 inspection by the Classification Society.   The drawing and refitting of the tailshaft shall be   123 arranged by the Sellers.   Should any parts of the tailshaft system be condemned or found   124 defective so as to affect the Vessel’s class, those parts shall be renewed or made good at   125 the Sellers’ expense to the satisfaction of the Classification Society without   126 condition/recommendation*.   127  (ii)  the expenses relating to the survey of the tailshaft system shall be borne   128 by the Buyers unless the Classification Society requires such survey to be carried out, in   129 which case the Sellers shall pay these expenses.  The Sellers shall also pay the expenses   130 if the Buyers require the survey and parts of the system are condemned or found defective   131 or broken so as to affect the Vessel’s class*.   132  This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply.  BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

(iii)  the expenses in connection with putting the Vessel in and taking her out of   133 drydock, including the drydock dues and the Classification Society’s fees shall be paid by   134 the Sellers if the Classification Society issues any condition/recommendation* as a result   135 of the survey or if it requires survey of the tailshaft system, in all other cases the Buyers   136 shall pay the aforesaid expenses, dues and fees.   137  (iv)  the Buyers’ representative shall have the right to be present in the drydock, but   138 without interfering with the work or decisions of the Classification surveyor.   139  (v)  the Buyer shall have the right to have the underwater parts of the Vessel   140 cleaned and painted at their risk and expense without interfering with the Sellers’ or the   141 Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery.  If,   142 however, the Buyers’ work in drydock is still in progress when the Sellers have   143 completed the work which the Sellers are required to do, the additional docking time   144 needed to complete the Buyers’ work shall be for the Buyers’ risk and expense.  In the event   145 that the Buyers’ work requires such additional time, the Sellers may upon completion of the   146 Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock   147 and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether   148 the Vessel is in drydock or not and irrespective of Clause 5 b).   149  *  Notes, if any, the surveyor’s report which are accepted by the Classification Society   150 without condition/recommendation are not to be taken into account.   151  **  6 a) and 6 b) are alternatives; delete whichever is not applicable.  In the absence of deletions,   152 alternative 6 a) to apply.   153  7.  Spares/bunkers, etc.   154  The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on   155 shore.  All spare parts and spare equipment   156 belonging to the Vessel at the time of inspection used or   157 unused, whether on board or not shall become the Buyers’ property, but spares on order are to be   158 excluded.  Forwarding charges, if any, shall be for the Buyers’ account.  The Sellers are not required to   159 replace spare parts which   160 are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the   161 property of the Buyers.  The radio installation and navigational equipment shall be included in the sale   162 without extra payment.  Unused stores and provisions shall be   163 included in the sale and be taken over by the Buyers without extra payment.   164  The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the   165 Sellers’ flag or name, provided they replace same with similar unmarked items.  Library, forms, etc.,   166 exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation.  Captain’s,   167 Officers, and Crew’s personal belongings including the slop chest are to be excluded from the sale,   168 as well as the following additional items (including items on hire):  Unitor Gas Bottles, Crew   169 personal laptop computers and Sellers own/private files but not Vessels records.  170 171 172 173 174  8.  Documentation   175  The place of closing:  Istanbul, Turkey or any other place which mutually agreed to be more practical   176 between the Sellers and the Buyers. In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery   177 documents, namely:   178  a)  Legal Bill of Sale, in two originals,   179 warranting that the Vessel is free from all encumbrances, mortgages   180 and maritime liens or any other debts or claims whatsoever, duly notarially attested and   181 legalized by the consul of Buyers’ country or apostilled by other competent authority.   182  b)  Current Certificate of Ownership issued by the competent authorities of the flag state of    183 the Vessel, evidencing that the vessel is owned by the Sellers, dated the day of Sellers   184 tendering the Notice of Readiness for delivery.  This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply.  BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

c)  Confirmation of Class issued within 72 hours prior to delivery.   185  d)  Current Certificate of encumberance issued by the competent authorities stating that the   186 Vessel is free from registered encumbrances/mortgages, dated the day of Sellers tendering the Notice of   187 Readiness for delivery  e)  Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of   188 deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the   189 registry does not as a matter of practice issue such documentation immediately, a written   190 undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a   191 Certificate or other official evidence of deletion to the Buyers promptly and latest within 1   192 (one) week after the Purchase Price has been paid and the Vessel has been delivered.   193  f)  Notarized and Apostilled copy of the Minutes of Meeting of the Board of Directors and Shareholders of Sellers authorizing sale of the Vessel and appointing person to execute Bill of Sale and proceed with delivery formalities on the terms set forth in this Agreement (the “MOA”).  g)  Power of Attorney in favor of person(s) authorized to execute and deliver the Bill of Sale and all documents relevant to the sale and delivery of the vessel.  h)  Good Standing Certificate of Sellers to be issued by the Marshall Islands Registry dated not more than fifteen (15) days prior to the closing/delivery date.  i)  Copy of Sellers Articles of Incorporation and Bye Laws.  j) Certificate of Ownership and Encumberance to be issued by the appropriate authorities, evidencing Vessel owned by the Sellers and free from all registered encumbrances and mortgages, to be dated on the delivery date and be issued and delivered to Buyers simultaneously with payment of the purchase price.  k) Commercial invoice in triplicate marked ‘fully paid’ giving details of the vessel and the full purchase price.  l) Permission from the Marshall Islands Authorities to transfer the vessel to the Buyer for re-registration under the Marshall Island flag.  m)  Any such additional documents as may reasonably be required by the competent authorities   194 for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such   195 documents as soon as possible after the date of this Agreement.   196  (The certificates as per above paragraph b) and d) will be in one document only)  The Buyers or Buyers shareholder shall furnish the Sellers with the following documents:  n)  Minutes of the Meeting of the Board of Directors of the Buyers authorizing purchase of the vessel as per the MOA from Sellers and appointing person(s) to execute the Protocol of Delivery and Acceptance and all relevant documents and proceed with delivery formalities to be notorized by a Notary Public and Apostilled.  o)  Power of Attorney of the Buyers, in favor of the Buyers empowering person(s) to conduct all matters relating to the purchase of the Vessel on behalf of the Buyers, including accept delivery of the Vessel from the Sellers and release the deposit and pay the balance of the purchase price and any other money payable to the Sellers, signing the Protocol of Delivery and Acceptance and attending all relevant matters, to be notarized by a Notary Public and Apostilled.  All above documents to be either in English or be accompanied by a certified, true English translation.  At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of   197 Delivery and Acceptance confirming the transfer of the title to the vessel and the place, date and time   198 of delivery of the Vessel from the Sellers to the Buyers.   199  At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all   200 plans etc., which are on board the Vessel.  Other certificates which are on board the Vessel shall also   201 be handed over to the Buyers unless the Sellers are required to retain same, in which case the   202 Buyers to have the right to take copies.  Other technical documentation which may   203 be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so   204 request.  The Sellers may keep the Vessel’s log books but the Buyers to have the right to take   205  This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply.  BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

 copies of same.   206  9.  Encumbrances   207 The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances,   208 mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake   209 to indemnify the Buyers against all consequences of claims made against the Vessel which have  210 been incurred prior to the time of delivery.   211  10.  Taxes, etc.   212 Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag   213 shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’   214 register shall be for the Sellers’ account.   215  11.  Condition on delivery   216  The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is   217 delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be   218 delivered and taken over as she was at the time of inspection, fair wear and tear excepted.   219 However, the Vessel shall be delivered with her class maintained without condition/recommendation*,   220 free of average damage affecting the Vessel’s class, and with her classification certificates and   221 national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and   222 unextended without condition/recommendation* by Class or the relevant authorities at the time of    223 delivery.   224 “Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if   225 applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over   226 without inspection, the date of this Agreement shall be the relevant date.   227  *  Notes, if any, in the surveyor’s report which are accepted by the Classification Society   228 without condition/recommendation are not to be taken into account.   229  12.  Name/markings   230  Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.   231  13.Buyers’ default   232  Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this   233 Agreement, and they shall be entitled to claim compensation for their losses and for all expenses   234 incurred together with interest.   235 Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to   236 cancel the Agreement, in which case the deposit together with interest earned shall be released to the   237 Sellers.  If the deposit does not cover their loss, the Sellers shall be entitled to claim further   238 compensation for their losses and for all expenses incurred together with interest.   239  14.  Sellers’ default   240  Should the Sellers fail to give Notice of Readiness in accordance with Clause 5a or fail to be ready   241 to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have   242 the option of cancelling this Agreement provided always that the Sellers shall be granted a   243 maximum of 3 banking days after Notice of Readiness has been given to make arrangements   244 for the documentation set out in Clause 8.  If after Notice of Readiness has been given but before   245 the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not   246 made physically ready again in every respect by the date stipulated in line 61. and new Notice of   247 Readiness given, the Buyers shall retain their option to cancel.  In the event that the Buyers elect   248 to cancel this Agreement the deposit together with interest earned shall be released to them   249 immediately.   250 Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready   251 to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for   252 their loss and for all expenses together with interest if their failure is due to proven   253 negligence and whether or not the Buyers cancel this Agreement.   254 15.  Buyers’ representatives   255 After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers   256  This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply.  BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

 have the right to place two representatives on board the Vessel at their sole risk and expense   257 who can remain onboard until Delivery.   258 These representatives are on board for the purpose of familiarisation and in the capacity of   259 observers only, and they shall not interfere in any respect with the operation of the Vessel.  The   260 Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation. Buyers have   261 the right to rotate their representatives as practical.  16.  Arbitration   262 a)*  This Agreement shall be governed by and construed in accordance with English law and   263 any dispute arising out of this Agreement shall be referred to arbitration in London in  264 accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or   265 re-enactment thereof for the time being in force, one arbitrator being appointed by each   266 party.  On the receipt by one party of the nomination in writing of the other party’s arbitrator,   267 that party shall appoint their arbitrator within fourteen days, failing which the decision of the   268 single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree   269 they shall appoint an umpire whose decision shall be final.   270 271 272 273 274 275 276 278 279 280 281  *  16 a) 16 b) and 16 c) are alternatives; delete whichever is not applicable.  In the absence of   282 deletions, alternative 16 a) to apply.   283  17.  Notices  All notices required to be given in accordance with this Agreement shall be in writing, by fax or e-mail, and shall be addressed to the following with copy to the Broker:  To the Sellers:  Copyright:  Norwegian Shipbrokers’ Association, Oslo, Norway.  Mr. Marc La Monte C/O OSG Ship Mgt., Inc. 666 3rd Avenue New York, N.Y. 10017, USA  Tel: 212 578 1812 Fax: 212 578 1991 Email: osgs&p@osg.com  To the Buyers:  Double Hull Tankers Inc. 26 New Street St Helier Jersey, Channel Islands  OJ Diesen Tel (47) 908 31012 Email:  ojdiesen@dhtankers.je Or Eirik Uboe Tel (47) 41292712 Email: eu@tankersservices.com  This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply.  BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

 This agreement has been issued in two (2) originals, one for the Sellers and one for the Buyers and shall not be binding unless and until signed by both parties via fax or e-mail.  THE SELLERS  First Suezmax Tanker Corporation  By:  /s/ James I. Edelson        James I. Edelson        Vice President  THE BUYERS  /s/ O. J. Diesen OLE Jacob Diesen CEO  This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply.  BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.